EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in this Registration Statement of CommScope, Inc. on Form S-8 of our report dated January 31, 2000, appearing in the Annual Report on Form 10-K of CommScope, Inc. and subsidiaries for the year ended December 31, 1999, our report dated February 2, 1998, appearing in the Annual Report on Form 10-K of CommScope, Inc. and subsidiary for the year ended December 31, 1997 and our report dated February 3, 1997, appearing in the Registration Statement on Form S-4 (File No. 333-23935).


DELOITTE & TOUCHE LLP

Hickory, North Carolina


June 8, 2000